UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   September 30, 2013

Dresser-Rand Group Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-32586	20-1780492
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10205 Westheimer Road, Houston, Texas	77042
112 Avenue Kleber, Paris, France	75784
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 354-6100 (Houston)
+33 156 267171 (Paris)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2013, Dresser-Rand Group Inc. (the “Company”) and its indirect, wholly-owned subsidiary, Grupo Guascor, S.L. (the “Spanish Borrower,” and together with the Company, the “Borrowers”), entered into an amended and restated senior secured credit agreement (the “Restated Credit Facility”) with the syndicate of lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as European administrative agent. The Restated Credit Facility includes a $1.1 billion revolving credit facility, a €50 million revolving credit facility and a $294 million (U.S. dollar equivalent) term loan facility. As of September 30, 2013, the Company had borrowed $540 million under, and had approximately $100 million in letters of credit outstanding under, the $1.1 billion revolving credit facility, and had borrowed the full amounts under the other two facilities. The Restated Credit Facility amends and restates the Company’s former Credit Agreement, dated as of March 15, 2011, as amended, by and among the Company, D-R Holdings (France) S.A.S. and the Spanish Borrower, as borrowers, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent.

The obligations of the Borrowers under the Restated Credit Facility will be guaranteed by certain of the Company’s domestic subsidiaries (the “Domestic Guarantors”) and secured by liens on substantially all of the domestic assets of the Company and the Domestic Guarantors, including certain real property and other assets.

Obligations under the Restated Credit Facility will mature on September 30, 2018, the fifth anniversary of the closing date.

The term loans under the Restated Credit Facility will be subject to amortization in quarterly installments equal to $2 million, with respect to the tranche A term loans, and $3 million, with respect to the tranche B term loans.

Dollar-denominated revolving and term loan borrowings under the Restated Credit Facility will bear interest, at the Company’s election, at either (a) a rate equal to an applicable margin ranging from 1.75% to 2.50%, depending on the Company’s leverage ratio, plus a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs or (b) a rate equal to an applicable margin ranging from 0.75% to 1.50%, depending on the Company’s leverage ratio plus a base rate determined by reference to the highest of (1) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate, (2) the federal funds rate plus 1⁄2 of 1% and (3) the LIBOR rate for an interest period of one month plus 1%.

Euro-denominated revolving borrowings under the Restated Credit Facility will bear interest at a rate equal to the applicable margin ranging from 1.75% to 2.50%, depending on the Company’s leverage ratio, plus a EURIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowings for the interest period relevant to such borrowings adjusted for certain additional costs.

In addition to paying interest on outstanding principal under the Restated Credit Facility, the Company will be required to pay a commitment fee to the lenders under the Restated Credit Facility in respect of the unutilized commitments at a rate ranging from 0.375% to 0.50% per annum depending on the Company’s leverage ratio. The Company will also pay letter of credit fees equal to the applicable margin then in effect with respect to LIBOR loans under the Restated Credit Facility on the face amount of each such letter of credit, in the case of financial letters of credit, and equal to 0.95% to 1.40%, depending on the Company’s leverage ratio, in the case of performance letters of credit.

In general, the Restated Credit Facility will require that certain net proceeds related to asset sales, casualty settlements and condemnation awards be used to pay down the outstanding balance, with certain exceptions and reinvestment rights. The Company may voluntarily prepay outstanding loans under the Restated Credit Facility at any time without premium or penalty, other than customary breakage costs. The Restated Credit Facility contains normal and customary covenants including the provision of periodic financial information, financial tests, and certain other limitations governing, among others, such matters as the Company’s ability to incur additional debt, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make capital expenditures, engage in transactions with affiliates, make amendments to corporate documents that would be materially adverse to lenders, and pay dividends and distributions or repurchase capital stock.

The Restated Credit Facility includes financial covenants consisting of a maximum leverage ratio and a minimum interest coverage ratio. The Restated Credit Facility also provides for customary events of default.

The Company’s press release announcing the Restated Credit Facility is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Dresser-Rand Group Inc. Press Release dated September 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER-RAND GROUP INC.

By:	/s/ Mark F. Mai
Name:	Mark F. Mai
Title:	Vice President, General Counsel and Secretary

Date: October 3, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dresser-Rand Group Inc. Press Release dated September 30, 2013.